EXHIBIT 4(c)

                        MacMILLAN BATHURST

                        SHARE OPTION PLAN

                               1994


1.        Name of Plan

          1.1      This plan shall be known as the share option "Plan".

2.        Definitions

          2.1 The following expressions wherever hereinafter used shall, unless the context be inconsistent therewith, have the following meanings respectively, that is to say:

          (a) "Common Shares" shall mean the Common Shares of Stone Container Corporation and the Common Shares of MacMillan Bloedel Limited with 50% of dollar value applied to each.

          (b)      "Corporation" shall mean MacMillan Bathurst

          (c) "Directors" shall mean the Board of Directors of the Corporation as the same may be constituted from time to time.

          (d) "Effective Date" shall mean September 2, 1994 at which time the Plan comes into effect.

          (e) "Loan" shall mean the particular loan, including interest thereon, incurred by a Loan Participant in respect of the exercise by him of an Option.

          (f) "Loans" shall mean the aggregate at any time of each Loan incurred by a Loan Participant in respect of the exercise by him of an Option.

          (g) "Loan Participant" shall mean an officer of the Corporation who has exercised his Option and applied for a Loan from the Trustee pursuant to the provisions of the Plan. A Loan Participant may at the same time be an Optionee.

          (h) "Option" shall mean that portion of the entire option granted to an Optionee which is eligible for taking up or the unexercised portion of the total granted.

          (i) "Option Exercise Form" shall mean the form attached hereto as Schedule A as the same may be amended from time to time by the Corporation.

          (j) "Option Exercise and Application Loan Form" shall mean the form attached hereto as Schedule B as the same may be amended from time to time by the Corporation.

          (k) "Option Price" shall mean market price of Common shares of Stone Container Corp. and MacMillan Bloedel Ltd. shares on September 1, 1994.

          (l) "Optionee" shall mean an officer or employee of the Corporation in respect of the shares for which he has not exercised an Option granted to him. An Optionee may at the same time be a Loan Participant.

          (m) "Plan" shall mean this plan, either as originally adopted or as amended from time to time, as the case may be.

          (n) "Subscription Amount" shall mean the number of Common Shares (to the nearest 100 shares) arising out of the exercise of the Option multiplied by the Option Price.

          (o) "Executive Committee" shall mean that duly elected committee of the Directors of the Corporation as the same may be constituted from time to time.

          (p)      "Trustee" shall mean Montreal Trust Company.

          (q) "Market Price Difference" shall mean the difference between the Option Price and the cost at which Common Shares are acquired in the open market by the Trustee or the Corporation --- expressed in Canadian dollars.

          2.2 Except where indicated otherwise, the foregoing definitions shall be equally applicable in the singular or plural form or in the masculine or feminine gender.

3.        Grant of Options

          3.1 Options subject to the Plan have been granted by the Corporation to 14 officers or senior managers of the Corporation, to subscribe for Common Shares.


4.        Exercise of Options

          4.1 Subject to section 12 hereof, an Optionee may exercise his Option in whole at any time or in part from time to time until September 2, 1999. An Optionee may exercise his Option by either:

          (a) making payment to the Corporation (via the office of the Vice President, Human Resources of MacMillan Bathurst) of the Subscription Amount and concurrently submitting a completed and signed Option Exercise Form indicating the number and type of Common Shares for which he is subscribing, provided, however, that this Option must be exercised in one or more whole multiples of 100 Common Shares and, except for the exercise of the last remaining portion of his Option, each option exercised shall be for not less than an aggregate of 100 shares; or

          (b) submitting to the Trustee (c/o the office of the Vice President, Human Resources of MacMillan Bathurst) a completed and signed Option Exercise and Application for Loan Form, authorizing the Trustee to subscribe on his behalf for the number of Common Shares indicated therein provided, however, that his Option must be exercised in one or more whole multiples of 100 Common Shares and, except for the exercise of the last remaining portion of his Option, for not less than an aggregate of 100 of the number of shares originally covered by his Option, requesting a Loan from the Trustee of an amount equal to the Subscription Amount, and transferring, pledging and assigning such Common Shares to the Trustee as collateral security for the repayment to the Trustee of his Loans and interest thereon.

          4.2 An Option shall be deemed to have been exercised on the date, if delivered by hand, when the relevant Option Exercise Form (together with payment in the case of subsection 4.1(a) hereof) is received at the office of the Vice President, Human Resources of MacMillan Bathurst or, if mailed, on the date of mailing.

          4.3 Cash Option - Upon receipt by MacMillan Bathurst of an Option Exercise Form pursuant to subsection 4.1(a) hereof, the Vice President, Human Resources shall record thereon the date of exercise of the Option according to subsection 4.2 hereof and the Corporation shall forthwith arrange the acquisition and issue of the Common Shares subscribed for to the Optionee, or as the Optionee may have otherwise directed in such Form, and cause to be delivered to the Optionee a certificate or certificates for such common shares.

          4.4      Loan Option

                   4.4.1 Upon receipt by MacMillan Bathurst of an Option Exercise and Application for Loan Form pursuant to subsection 4.1(b) hereof, the Vice President, Human Resources shall make a copy thereof and record thereon the date of exercise of the Option according to subsection 4.2 hereof and forthwith transmit the original Form to the Trustee to the attention of the Manager of the pension Trust Administration Department. Upon receipt of such Form by the Trustee, the Trustee shall request the Corporation to (i) loan to the Trustee an aggregate amount equal to the Subscription Amount and any Market Price Difference to enable the Trustee to acquire the Common Shares on behalf of such Loan Participant, and
                             (ii) upon payment of the Subscription
                             Amount and Market Price Difference by the
                             Trustee on behalf of such Loan
                             Participant, forthwith issue the Common
                             Shares subscribed for to the Trustee, or its nominee, and cause to be delivered to the trustee a certificate for such Common Shares.

                   4.4.2 Upon receipt by the Corporation of such request from the Trustee, the Corporation shall make a Loan to the Trustee of the funds requested under subsection 4.4.1 hereof with interest on the outstanding principal of the loan at the rate of interest applicable as provided in subsection 6.2 hereof commencing on the date on which the Loan is made, payable by the Trustee annually on such date as the repayments of principal are required to be made by the Loan Participant pursuant to section 6 hereof. The Corporation shall issue the Common Shares requested under subsection 4.4.1 hereof upon receipt from the Trustee, on behalf of such Loan Participant, of the Subscription Amount therefor and shall write off any Market Price Difference loaned to the Trustee pursuant to subsection 4.4.l. In issuing such shares in the name of the Trustee or its nominee and delivering the share certificate evidencing such shares to the Trustee, the Corporation will be acting as the agent of such Loan Participant in making the delivery necessary to effect the required transfer, pledge and assignment.

          4.5 The Corporation will absorb costs in excess of the Subscription Amount occasioned by the exercise of an Option. Such absorption may create an income tax liability to a Loan Participant.


5.        Common Shares Held as Security by Trustee

          5.1 The Common Shares of a Loan Participant held by the Trustee or its nominee hereunder shall be so held as security for obligation of the Loan Participant to repay his Loans and interest thereon.

6.        Obligation of Loan Participant to Repay Loans

          6.1 A Loan Participant shall repay each Loan to the Trustee in installments which shall be in accordance with Schedule C attached hereto. The first instalment shall become payable on the next 31st day of December which succeeds by at least 180 days the date on which the Loan Participant exercised the Option, and subsequent installments shall become payable annually on each 31st day of December thereafter.

          6.2 The principal amount outstanding on each Loan shall bear interest at the rate of 8% per annum or such other rate as the Executive Committee shall from time to time determine, which interest shall be payable annually on the 31st day of December commencing concurrently with the first instalment referred to in subsection 6.1 hereof.

          6.3 Installments of principal may be prepaid at any time. All payments received by the Trustee from a Loan Participant shall be applied by the Trustee first in payment of interest and then in payment of principal. All repayments and prepayments of the principal of his Loans by a Loan Participant shall be applied against the next falling due installments on his Loans. The Trustee shall sell pledged shares in multiples of 100 at any time at the request of and on behalf of a Loan Participant and apply the proceeds to the repayment or prepayment of his loans.

          6.4 Upon a repayment, including a prepayment, of principal and interest due by a Loan Participant, he shall be entitled to the release from pledge by the Trustee of that number of Common Shares (reduced to the nearest whole multiple of 100) as is equal to the amount of such repayment and of all previous repayments which have not yet been used for such a release divided by $19.50 US ($26.64 Cdn.) for Stone Container Corporation Common Shares or $19.75 for MacMillan Bloedel Ltd. Common Shares, and the Trustee shall, without unreasonable delay, cause such number of Common Shares to be transferred to and registered in the name of such Loan Participant.


7.        Rights with Respect to Pledged Common Shares

          7.1 Until the principal and interest on his Loans shall have been paid in full to the Trustee by a Loan Participant, all rights of such Loan Participant with respect to his Common Shares while held in pledge by the Trustee shall be exercisable only by the Trustee or its nominee and in their entire discretion and, pending such payment in full, the Trustee, subject to section 11 hereof, shall have full power and authority to exercise, in its entire discretion, all rights of ownership in and to such Common Shares or arising therefrom including, but without in any way limiting or restricting the generality of the foregoing, all voting rights, rights to agree or to reject any compromise or arrangements and rights to approve or disapprove any reorganization of the capital structure of the Corporation.

8.        Dividends

          8.l All cash dividends and, at the request of the Loan Participant, any stock dividends from time to time received by the Trustee in respect of Common Shares pledged by a Loan Participant shall be remitted to the Loan Participant provided he is not in default in payment under his Loans. If a Loan Participant is in default the Trustee shall apply against the outstanding interest and principal of his Loans such cash dividends or the proceeds from the sale of shares received by the Trustee in payment of such stock dividends.

9.        Rights to Subscribe for Shares

          9.1 In the event that, after September 2, 1994, any rights to subscribe for shares or other securities of Stone Container Corp. and of MacMillan Bloedel Ltd. are issued from time to time by those Corporations to the holders of their Common Shares and are received by the Trustee in respect of Common Shares held by the Trustee from time to time as security for the Loans of Loan Participants, the Trustee may, in its entire discretion, either deliver such rights to the respective Loan Participants who own, subject to the pledge herein described, such shares, in proportion to the respective numbers of the shares so owned by such Loan Participants on the record date for such issue of rights, or may sell any such rights for cash, in which event the Trustee shall remit the cash to the Loan Participants.


10.       Delivery of Shares Upon Repayment in Full

          10.1 Upon due repayment in full by any Loan Participant of his Loans and payment of all interest thereon, the Trustee shall, without unreasonable delay, cause the Common Shares held in pledge for such Loans to be transferred to and registered in the name of such Loan Participant or as he may otherwise direct and a certificate or certificates representing the same to be delivered to such Loan Participant.

11.       Offer by Third Party for the Common Shares of the Corporation

          11.1 In the event that, at any time when Common Shares are held by the Trustee as security, an offer to purchase be made by any third party to all the holders of Common Shares, notice of such offer shall be given by the Trustee to each of the Loan Participants and, if a Loan Participant authorizes the Trustee to accept the said offer in respect of all or any Common shares then held by the Trustee in pledge for that Loan Participant the Trustee may, but need not if the Trustee considers that acceptance would prejudice its security, accept the said offer in respect of the said Common Shares. In such event, the proceeds of the sale of said Common Shares, if and to the extent that any such proceeds consist of other than cash, shall be substituted in pledge for such common Shares, and shall be deemed to have been transferred, pledged and assigned to the Trustee by the Loan Participant, and all of the provisions of the Plan shall apply in respect of such proceeds in the same manner, to the same extent, and with the same rights and obligations of the Trustee and such Loan Participant and, subject to the same limitations as existed with respect to said Common Shares and, if and to the extent that any such proceeds consist of cash, shall be applied by the Trustee in the repayment and prepayment of the Loans of such Loan Participant.

12.       Death and Cessation of Employment of an Optionee

          12.1 In the event of the death of an Optionee, the Optionee's lawfully appointed executors (or, if there be no such executors, his legal heirs) shall be entitled to exercise his option pursuant to subsection 4.1(a) hereof, in whole or in part, within the 365 days next following the date of the Optionee's death.

          12.2 In the event that an Optionee shall cease to be employed by the Corporation or by a subsidiary or affiliate of the Corporation for any reason other than death prior to the exercise of his Option, all rights of the Optionee under his Option shall thereupon terminate unless the Executive Committee otherwise determines with respect to any particular Optionee either prior to or forthwith after the cessation of his employment.

13.       Death and Cessation of Employment of a Loan Participant

          13.1 In the event of the death of a Loan Participant his lawfully appointed executors (or, if there be no such executors, his legal heirs) need not pay the instalment of principal and interest on his loans next falling due but shall pay to the Trustee the balance of his indebtedness within the period of 365 days after his death such balance to include options exercised in connection with subsection 12.1 hereof.

          13.2 In the event that a Loan Participant shall cease to be employed by the Corporation or by any subsidiary of the Corporation for any reason other than death, he shall pay any indebtedness owing to the Trustee within the period of 180 days after such cessation of employment or the then remaining period for repayment by him in full of his loans under Schedule C attached hereto, whichever period is shorter.

          13.3 Should payment not be made as required by subsections 13.1 and 13.2, the Trustee shall sell the Common Shares held by it as security for the loans of such Loan Participant at the then current market price thereof and shall apply the proceeds of sale against the indebtedness of such Loan Participant. If such proceeds are in excess of such indebtedness, the Trustee shall pay the amount of such excess to the Loan Participant or his legal heirs or legal representatives, as the case may be. If such proceeds are less than such indebtedness and:

          (a) such cessation of employment as resulted from the death of the Loan Participant, the balance of such indebtedness shall be automatically cancelled as will the related balance owing by the Trustee to the Corporation, but if

          (b) such cessation of employment has resulted from any other cause, the Loan Participant shall pay forthwith the balance of such indebtedness.

14.       Failure of Loan Participant to Repay Loans

          14.1 If at any time a Loan Participant shall be in default in payment under his Loans or shall become a bankrupt or shall make a voluntary assignment for the benefit of his creditors, then the Trustee may, in its entire discretion, and shall, on the instructions of the Executive Committee, sell the Common Shares held by the Trustee as security for his loans and apply the proceeds thereof to pay off the indebtedness of such Loan Participant. If the proceeds of any such sale shall be more than sufficient to pay off the indebtedness, the amount of any excess shall be paid by the Trustee to such Loan Participant. If, however, the proceeds of any such sale shall be less than sufficient to pay off the indebtedness, the amount of any deficiency shall continue to constitute indebtedness owing to the Trustee by such Loan Participant and the Trustee shall take such action to collect such amount as it may deem advisable or as the Executive Committee may from time to time direct. In the event of a sale by the Trustee of the Common Shares of a Loan Participant pursuant to this subsection 14.1 all rights of such Loan Participant to any unexercised Option shall thereupon terminate.

15.       Change of Number of Common Shares

          15.1 In the event of any subdivision or consolidation in the Common Shares prior to the exercise by the Optionee of his option, the number of Common Shares to which the Optionee shall thereafter become entitled shall be appropriately adjusted by making an appropriate change in the definition of the Option Price and a consequent change in the Subscription Amount.

16.       Trustee

          16.1 The Trustee shall be Montreal Trust Company which has agreed to act and shall hold office during the pleasure of the Directors. In the event of the resignation of the Trustee its successor shall be appointed by the Directors. The replacing Trustee shall be vested with all the powers, rights, duties and immunities of the Trustee hereunder to the same extent as if originally named as the Trustee hereunder.

          16.2 The Trustee shall only be liable for its own willful defaults in the performance of its duties under the Plan and shall not be liable for any default on the part of any nominee or for having permitted any nominee to receive and retain any moneys payable to the Trustee.

          16.3 The Trustee shall be indemnified by the Corporation against any and all claims, losses, costs and damages which it may incur or suffer by reason of acting as the Trustee, unless such claims, losses, costs or damages arise as a result of its own willful defaults.


          16.4 The Trustee may at any time resign from office hereunder by notice in writing addressed to the President or Secretary of the Corporation.

17.       Reporting by Trustee

          17.1 The Trustee shall execute and deliver to the Vice President, Human Resources of MacMillan Bathurst Inc. such acknowledgements, reports statements, and other documents as the Corporation shall from time to time reasonably request.

18.       Remuneration of Trustee

          18.1 The Corporation shall from time to time pay to the Trustee such compensation of its services as may from time to time be agreed upon between the Corporation and the Trustee.

19.       Payments by Trustee

          19.1 All cash which the Trustee may receive hereunder from time to time shall be paid promptly to the Corporation in repayment of the Trustee's indebtedness in interest and principal to the Corporation. The Trustee shall be accountable to the Corporation in respect of its indebtedness to the Corporation only to the extent that it receives payments from Loan Participants under their Loans.

20.       No Transfers of Rights

          20.1 The rights of an Optionee and of a Loan Participant, including the rights of a Loan Participant in or to any Common Shares which may from time to time be held by the Trustee as security for his loans, shall not be transferable, pledgeable or assignable in whole or in part to another party.

21.       Income Tax

          21.1 The Corporation shall not be liable for any income tax payable by an officer or employee of the Corporation by reason of his participation in this Plan.

22.       Amendments and Cancellation

          22.1 Subject to section 6.2 hereof the Plan may be amended at any time by the Directors provided, however, that no such amendment shall, in the opinion of the Directors, diminish significantly any rights hereunder of any Optionee or Loan Participant.

          22.2 Notwithstanding anything contained in the Plan, the Directors may, at any time for reasons which they consider important in the interests of the shareholders of the Corporation, upon 30 days notice cancel any Options not yet exercised provided that the Optionees shall be entitled to exercise their Options pursuant to the terms and conditions hereof within such notice period.

23.       Miscellaneous

          23.1 While the Plan is a program instituted by the Corporation, it does not constitute a condition of employment.

          23.2 The participation of an officer or employee in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon him any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the plan does not constitute a commitment on the part of the Corporation to ensure the continued employment of an Optionee or Loan Participant.

          23.3 The plan provides no guarantee against any losses which may result from market fluctuations.

          23.4 The provisions of the Plan are subject to the approval of requisite regulatory bodies.

24.       Laws

          24.1 The plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and those of Canada insofar as the latter may be applicable.

25.       Interpretation

          25.1 The Executive Committee of the Corporation shall rule on all questions on interpretation of the Plan.

                          SCHEDULE A

                      OPTION EXERCISE FORM

Vice President, Human Resources
MacMillan Bathurst
2070 Hadwen Road
Mississauga, Ontario
 L5K 2C9

          I hereby exercise my Option under the Share Option Plan of MacMillan Bathurst with respect to, and hereby subscribe for,

          __________________Common Shares of________________

          __________________Common Shares of________________

at the Option Price and in accordance with the terms and conditions of the Plan which I have read and with which I am familiar.

          I am enclosing a cheque payable to MacMillan Bathurst in the amount of $______ representing payment in full for the Common Shares at the price of $19.50 U.S. ($26.64 Cdn.) per share for Stone Container Corporation shares and $19.75 for MacMillan Bloedel Limited shares.

          Please cause the shares to be issued either

          -  in my name as follows:


         _________________________________________

Name (In Block Letters) ___________________________

Address of Residence ______________________________

                     ______________________________

         Postal Code________________________

Or

          -  in my name as follows:

         _________________________________________

Name (In Block Letters) ____________________________

Address of Residence _______________________________

                     _______________________________

         Postal Code________________________

Schedule A

          I confirm with you our mutual wish that the Share Option Plan and the Schedules hereto, including this Form, be in English only. Je confirme avec vous que c'est notre volonte mutuelle que le Regime d'option d'achat d'actions et les cedules que l'accompagnent, y compris la presente formule, soient rediges en anglais seulement.






          Given at ________________________ this ____________day of

______________________________, 19______.






                         ____________________________
                                Signature

                          SCHEDULE B

          OPTION EXERCISE AND APPLICATION FOR LOAN FORM

Montreal Trust Company,
Trustee under the
  Share Option Plan of
  MacMillan Bathurst
c/o Vice President, Human Resources
  of MacMillan Bathurst
2070 Hadwen Road
Mississauga, Ontario
L5K 2C9

          I hereby acknowledge to have received from MacMillan Bathurst (the "Corporation") and to be familiar with the Share Option Plan (the
"Plan") of the Corporation and I agree to be bound in all respects by the terms and conditions of the Plan.

          I hereby exercise my Option under the Plan with respect to, and hereby request that you loan to me $___________________
("my Loan") which represents the funds required by me to enable you to subscribe on my behalf for,

          __________________Common Shares of____________________

          __________________Common Shares of____________________

of the Corporation at an option price of $19.50 U.S. ($26.64 Cdn.) per share on Stone Container Corporation shares and $19.75 per share on MacMillan Bloedel Limited shares pursuant to an option in respect thereof granted to me by the Corporation in connection with the Plan.
I understand that my loan will bear interest at a rate of 8% per annum, or such other rate as the Executive Committee of the Corporation shall from time to time determine, and is repayable in accordance with the terms and conditions set forth in the Plan.

          I hereby further request that you subscribe on my behalf for the said Common Shares and apply the proceeds of my loan in payment of the Subscription Amount therefor.

          As collateral security for the repayment to you of my loan, interest thereon and all other amounts which may from time to time be owing by me to you under the plan, I hereby transfer, pledge and assign to you the said Common Shares and I agree that the said Common shares may be issued and held in your name or that of your nominee.









Schedule B

Page 2



          For the purpose hereof, my address shall be as follows:


Name (In Block Letters)          _________________________

Address of Residence             _________________________

                                 _________________________

               Postal Code ____________________


          I confirm with you and the Corporation our mutual wish that the Share Option Plan and the Schedules thereto, including this Form, be in English only. Je confirm avec vous et avec la Corporation que c'est notre volonte mutuelle que le Regime d'option d'achat d'action et les cedules qui l'accompagnent, y compris la presente formule, soient rediges en anglais seulement.


          Given at_________________ this ____________ day of

____________________________, 19_____.



               ____________________________________
                          Signature

                                SCHEDULE C

                           EXERCISE OF OPTIONS




Age of Loan
Participant
at Due Date
For Payment   Number of                 Percentage of Subscription Price
of First       Annual                   Repayable in each Annual Instalment
Instalment   Installments           1st  2nd  3rd  4th   5th  6th  7th 8th 9th
_____________________________________________________________________________


56 or less      9                   4%   8%  12%  16%   20%  16%  12%  8%  4%
______________________________________________________________________________

57              8                   4%   8%  12%  16%   21%  17%  13%  9%   -
______________________________________________________________________________

58              7                   4%   8%  12%  17%   23%  20%  16%   -   -
______________________________________________________________________________

59              6                   4%   8%  13%  19%   30%  26%   -    -   -
______________________________________________________________________________

60              5                   4%   9%  15%  26%   46%   -    -    -   -
______________________________________________________________________________

61              4                   5%  11%  22%  62%    -    -    -    -   -
______________________________________________________________________________

62              3                   6%  17%  77%   -     -    -    -    -   -
______________________________________________________________________________

63              2                  10%  90%   -    -     -    -    -    -   -
______________________________________________________________________________

64              1                 100%   -    -    -     -    -    -    -   -
______________________________________________________________________________